Exhibit 5.1

 December 2, 2005


 Jack Henry & Associates, Inc.
 663 West Highway 60
 Monett, Missouri  65708-0807

 Ladies and Gentlemen:

 I have acted as General Counsel to Jack Henry & Associates, Inc., a Delaware corporation (the "Corporation"), in connection with the filing of a registration statement on Form S-8 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), 3,000,000 shares of the Corporation's common stock, par value $0.01 per share (the "Common Stock") issuable pursuant to the Jack Henry & Associates, Inc. Restricted Stock Plan (the "Plan"). Such shares of Common Stock issuable pursuant to the Plan are herein referred to as "the Shares."

 In connection therewith, I have examined originals or copies certified or otherwise identified to my satisfaction, of those documents, corporate or other records, certificates and other papers that I deemed necessary to examine for purposes of this opinion. I have also relied, without investigation as the accuracy thereof, on oral and written communications from officers of the Corporation.

 Based upon the foregoing and subject to the qualifications set forth in this letter, I am of the opinion that the Shares have been validly authorized and will be, when issued and delivered pursuant to the Plan, fully paid and non-assessable.

 I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement.

 Very truly yours,

 /s/ Robert T. Schendel, Esq.

 Robert T. Schendel, Esq.